Exhibit 10.23

FORM OF

OLIN CORPORATION

2018 Long Term Incentive Plan

Restricted Stock Unit and Performance RSU Award

Restricted Stock Unit and Performance RSU Certificate

This certificate certifies that the employee named below has been awarded on the date hereof the number of Performance-Based Restricted Stock Units (“Performance RSUs”) and the number of time-vesting Restricted Stock Units (“Restricted Stock Units”) shown below.

Subject to the terms and conditions of the Olin Corporation 2018 Long Term Incentive Plan and related Award Description and the rules adopted by the Committee administering such Plan, this certificate will entitle the recipient following employment through the Vesting Date, to a payment of one share of Olin Common Stock for each Performance RSU and each Restricted Stock Unit awarded, provided that, with respect to the Performance RSUs, the relevant Performance Condition (as defined in the attached Award Description) with respect to such Performance RSUs is satisfied.

Employee: Brett A. Flaugher

Number of Performance RSUs tied to Cost Performance Condition: Up to 20,000

Number of Performance RSUs tied to Delivery Performance Condition: Up to 20,000

Number of Restricted Stock Units: 20,000

Vesting Date: February 18, 2023

Performance Conditions: As set forth in the attached Award Description

OLIN CORPORATION
By the Compensation Committee

Authorized Signature

Employee Signature
Dated: February 18, 2020

DESCRIPTION OF

RESTRICTED STOCK UNIT AWARD and PERFORMANCE RSU AWARD

GRANTED UNDER THE

OLIN CORPORATION 2018 LONG TERM INCENTIVE PLAN

1.Terms

The terms and conditions of these 20,000 time-vesting Restricted Stock Units (“Restricted Stock Units”) and these 40,000 Performance-Based Restricted Stock Units (“Performance RSUs”) are contained in the Award Certificate evidencing the grant of such Award, this Award Description and in the Olin Corporation 2018 Long Term Incentive Plan (the “Plan”).

2.     Definitions

The following capitalized terms used in this Award Description and not otherwise defined in this Award Description shall have the respective meanings set forth below:

“Affiliate” means any corporation, partnership, joint venture or other entity during any period in which Olin owns, directly or indirectly, at least 50% of the total voting securities of such entity.

“Cost Performance Condition” means that the transition costs (as set forth in the LCAAP transition budget) for Winchester Olin, LLC (“Winchester”) to transition the management of the Lake City Army Ammunition Plan (“LCAAP”) under the Facilities Contract awarded to Winchester by the U. S. Army (the “Contract”) from the incumbent manager of LCAAP do not exceed $23,000,000.

“Delivery Performance Condition” means that Winchester delivers the Year 1 LCAAP requirements under the Contract on time and on budget.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations thereunder.

“Flaugher” means Brett A. Flaugher.

“Group” means Persons acting together for the purpose of acquiring Winchester Securities and includes owners of a Person that enters into a merger, consolidation, purchase or acquisition of assets, securities, or similar business transaction with Winchester. If a Person owns securities in both Winchester and another Person that enters into a merger, consolidation, purchase or acquisition of securities, or similar transaction, such Person is considered to be part of a Group only with respect to ownership prior to the merger or other transaction giving rise to the change and not with respect to the ownership interest in the other Person.

“Olin” means Olin Corporation.

“Olin Party” means Olin or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by Olin or any of its subsidiaries.

“Person” shall have the meaning of such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Sale” (when the term is capitalized) means the sale or other disposition of all or substantially all of the assets of Winchester to an entity that is not an Affiliate of Olin.

“Vesting Date” means with respect to a Restricted Stock Unit or Performance RSU, the date on which you become entitled to receive the shares underlying the Restricted Stock Unit or Performance RSU, as set forth in your Award Certificate.

“Winchester Event” means that a Sale or an event or series of events where any Person other than an Olin Party is or becomes a “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the then-outstanding Winchester Securities, including as the result of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Olin or Winchester, but shall not include any acquisition of Winchester Securities by Flaugher or any Group of Persons including Flaugher (or any entity controlled by Flaugher or any Group of Persons including Flaugher).

Other capitalized terms used but not defined herein have the meanings specified in the Plan.

3.    Vesting and Payment

(a)Except as otherwise provided in the Plan or in this Award Description, your interest in the Restricted Stock Units awarded to you will vest only at the close of business on the Vesting Date for such Restricted Stock Units, if you are employed by Olin from the grant date through the Vesting Date. Except as otherwise provided in the Plan or this Award Description, your interest in the Performance RSUs awarded to you will vest if, and only if, (i) you remain continuously employed by Olin or any of its subsidiaries through the Vesting Date, and (ii) the relevant Performance Condition is met.

(b)As soon as reasonably practicable after December 31, 2020, the Committee shall make a determination as to whether the Cost Performance Condition has been met. If the Cost Performance Condition has been met, 20,000 of the Performance RSUs shall vest on the Vesting Date. As soon as reasonably practicable after December 31, 2021, the Committee shall make a determination as to whether the Delivery Performance Condition has been met. If the Delivery Performance Condition has been met, 20,000 of the Performance RSUs shall vest on the Vesting Date.

(c)Each Restricted Stock Unit and Performance RSU not vested shall be forfeited.

(d)Each vested Restricted Stock Unit and Performance RSU shall be payable by delivery of one share of Olin Common Stock (subject to adjustment as provided in the Plan), except as otherwise provided in the Plan.

(e)Each outstanding Restricted Stock Unit and Performance RSU shall accrue Dividend Equivalents (amounts equivalent to the cash dividends payable in cash), deferred in the form of cash. Such Dividend Equivalents shall be paid only when and if the Restricted Stock Unit or Performance RSU on which such Dividend Equivalents were accrued vests. Dividend Equivalents will accrue interest at an annual rate equal to Olin’s before tax cost of borrowing as determined from time to time by the Chief Financial Officer, the Treasurer or the Controller of the Company (or in the event there is no such borrowing, the Federal Reserve A1/P1 Composite rate for 90 day commercial paper plus 10 basis points, as determined by any such officer) or such other rate as determined from time to time by the Board or the Committee, compounded quarterly, from the date accrued to the earlier of the date paid or forfeiture. To the extent a Restricted Stock Unit or Performance RSU does not vest or is otherwise forfeited, any accrued and unpaid Dividend Equivalents (and any interest on such Dividend Equivalents) shall be forfeited.

(f)Except as otherwise specifically provided in the Plan, the total number of Restricted Stock Units and Performance RSUs (and Dividend Equivalents and related interest) that vest as of the Vesting Date shall be paid on or as soon as administratively feasible after such Vesting Date, but no later than March 15th of the calendar year following the calendar year of the Vesting Date.

(g)Restricted Stock Units and Performance RSUs shall carry no voting rights nor, except as specifically provided herein, be entitled to receive any dividends or other rights enjoyed by shareholders.

4.    Termination of Employment; Winchester Event

(a)Except as provided in Section 4(b) or 4(c), if your employment with the Company and its subsidiaries terminates for any reason before the Vesting Date, your Restricted Stock Units and Performance RSUs and the related Dividend Equivalents shall terminate and all your rights related thereto shall be forfeited immediately.

(b)Any Restricted Stock Units and Performance RSUs not yet vested shall be forfeited if your employment terminates either for “Cause” as defined in the Olin Corporation Severance Plan for Section 16(b) Officers, or without Olin’s written consent. If your employment should terminate before the Vesting Date without Cause and with Olin’s written consent (other than in connection with a Winchester Event) or by virtue of your death or total disability or retirement under an Olin benefit plan, the Committee shall determine, in its sole discretion, which outstanding Restricted Stock Units and Performance RSUs not yet vested (including Dividend Equivalents and related interest), if any, shall not be forfeited provided that if you are not a Section 16 officer or director of Olin when your employment terminates, the Chief Executive Officer of Olin shall be authorized to make such determination.

(c)Upon the occurrence of a Winchester Event before the Vesting Date, all Restricted Stock Units and Performance RSUs shall vest.

(d)With respect to any non-forfeited Restricted Stock Units and Performance RSUs (and Dividend Equivalents and related interest) vested pursuant to Section 4(b) or 4(c), you will receive shares in payment of such Restricted Stock Units and Performance RSUs (and related Dividend Equivalents and interest, if any) on or as soon as administratively feasible after your termination or the Winchester Event (as the case may be), but no later than March 15th of the calendar year following the calendar year of such event, subject to the provisions of the Plan.

5.    Tax Withholding

Olin will withhold from the payout of the Restricted Stock Units and Performance RSUs (and related Dividend Equivalents) the amount necessary to satisfy your federal, state and local withholding tax requirements.

6.    Miscellaneous

(a)By accepting the Award of Restricted Stock Units and Performance RSUs, you agree that such Award is special compensation, and that any amount paid will not affect

(i)The amount of any pension under any pension or retirement plan in which you participate as an employee of Olin,

(ii)The amount of coverage under any group life insurance plan in which you participate as an employee of Olin, or

(iii)The benefits under any other benefit plan of any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation.

(b) To the extent any provision of this Award Description would subject any Participant to liability for interest or additional taxes under Code Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that this Award will be exempt from Code Section 409A (or to the extent applicable, comply with Code Section 409A), and this Award Description shall be interpreted and construed on a basis consistent with such intent. This Award Description may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve exemption (or, if applicable, compliance) with Code Section 409A.

(c) This provision under Section 6(c) shall apply if any right you may have pursuant to this Award is considered deferred compensation under Code Section 409A.

(i)Notwithstanding Section 3(f), the payment made under Section 3(f) shall be paid no later than 60 days after the Vesting Date.

(ii)Notwithstanding Section 4(b) or 4(c), and subject to paragraph (iii) below, the payment made under Section 4(b) or 4(c) shall be paid no later than 60 days after your termination or the Winchester Event (as the case may be).

(iii)If you are a Specified Employee (as defined and determined under Code Section 409A) at the time you become entitled to payment under Section 4(b), then no payment which is payable upon your termination of employment as determined under Code Section 409A and not subject to an exception or exemption thereunder, shall be paid to you until the date that is six (6) months after your termination. Any such payment that would otherwise have been paid to you during this six- month period shall instead be paid to you on or as soon as administratively feasible following the date that is six (6) months after your termination, but no later than 60 days after such date. Until payment, you will continue to accrue Dividend Equivalents (and related interest) on the Restricted Stock Units and Performance RSUs as provided in Section 3(e).

(iv)A “termination of employment”, “termination”, or “retirement” (or other similar term having a similar import) under this Award shall have the same meaning as a “separation from service” as defined in Code Section 409A.